November 18, 2022

Mr. Jamie Chilcoff
[Personal Address]

Dear Jamie:

It is my pleasure to offer you a position of employment with Arcadia Products, LLC-Commercial Division (the “Company”), upon the terms and conditions contained in this letter and contingent upon successful fulfillment of the Pre-Employment Conditions set forth below.

Position and Base Salary. Should you accept this offer, you will serve as President of the Company reporting directly to me. The position will be based at the Company’s headquarters in Vernon, California, although it will involve travel to the Company’s various places of business and customer locations. As an exempt employee, you will earn an annual base salary of $550,000 (less applicable taxes, deductions and withholdings), paid in accordance with the Company’s standard payroll procedures. You will be eligible for yearly performance and compensation reviews and the Company may modify your compensation in its sole discretion.

Discretionary Performance Bonus. You will be eligible to participate in the Company’s bonus program based on individual performance and achievement of the Company’s goals at a target of 75% of your annual base salary less applicable deductions and withholdings. The timing of any bonus, the amount of such bonus, the criteria to be considered in determining such bonus, and whether such bonus is paid at all, shall be determined by the Company in its sole discretion.

Element	Performance Measure	% of Target Bonus Level	Min / Max Opportunity
Quantitative	Annual revenues and EBITDA*	70%	0%-180%
Qualitative	Individual Performance	30%	0%-180%
TOTAL			0%- 180%
*Annual revenues and EBITDA will be based on the performance of Arcadia Products, LLC-Commercial Division

Anticipated Start Date. January 2, 2023 or as otherwise agreed.

Signing Bonus. As discussed, we are pleased to offer you a signing bonus in the gross amount of $400,000. This bonus will be paid in one lump sum payment on the next regularly scheduled pay date after you start employment with the Company. This signing bonus is taxable, and all regular payroll taxes and deductions will be withheld. In the event that you voluntarily leave the Company within twelve (12) months of your date of hire, you will be responsible for reimbursing the Company for the entire signing bonus. By your signature on this offer letter, you authorize the Company to withhold the signing bonus from any amounts due to you from the Company as permitted under applicable law should you voluntarily end your employment with the Company on or before twelve (12) months from your date of hire.

Relocation Bonus. We are pleased to offer you a relocation bonus of $20,000. This bonus will be paid on the next regularly scheduled pay date after you start your employment with the Company. The relocation bonus is taxable and all regular payroll taxes will be withheld. In the event that you voluntarily leave the Company on or before twelve (12) months after your date of hire, you will be responsible for reimbursing the Company for the entire gross amount of the relocation bonus. You hereby agree that any relocation bonus repayment due to the Company may be deducted to the extent permitted by law from any amounts due to you from the Company.

Restricted Stock. You will receive a DMC Global Inc. restricted stock award grant upon your start date equal to the aggregate value of your unvested stock that is forfeited upon your resignation from your current employer, as evidenced by appropriate documentation. The foregoing grant shall vest in full and become nonforfeitable on the second anniversary of the grant date.

Further, beginning in FY 2023 you will be eligible for annual long term incentive grants at a target of 1x your annual base salary, which for 2023 shall consist of the following: (x) one-half of such target grant shall be based on time-based
2301 Vernon Ave. Vernon California 90058
Phone: 323-771-9819 Fax: 323-908-5451
www.ArcadiaInc.com

restricted stock awards in DMC Global Inc.’s annual incentive plan and such awards vest over a three (3) year period based on your continued employment; and (y) one-half of such target grant consists of performance-based PSUs based on relative TSR performance of DMC Global Inc. (75%) and Adjusted EBITDA of DMC Global Inc. (25%). PSUs vests at the end of the (3) year period based on metrics set at the time of grant and your continued employment. The foregoing formulation for PSU’s is subject to change based on the metrics set by the Compensation Committee of DMC Global Inc.

Change in Control: If your employment with the Company is terminated as a result of a change in control (see Attachment 1 for definition of a “Change in Control Event”) from the Company, you will receive a one-time severance payment equal to twelve (12) months of your then-current base salary. If your employment is terminated without cause for other than a Change in Control Event, you will receive a one-time severance payment equal to six (6) months of your then-current base salary.

Car Allowance. You will receive a monthly car allowance in the gross amount of $1,500 per month subject to applicable deductions and withholdings.

Benefits. You will be eligible for healthcare benefits on the first of the month following thirty (30) consecutive days of employment with the Company. You will be eligible for vacation accrual, which begins with the first day of employment. Should you accept this offer, you will be eligible for four (4) weeks or twenty (20) days of time off.

Upon hire, you will be automatically enrolled in the Company’s 401(k) Plan in accordance with its terms. The Company matches your contributions made through payroll starting at 100% of each dollar you contribute up to 3% of your eligible pay and then 50% of each dollar you contribute up to 2% of your eligible pay for a total match of up to 4% of your eligible pay. As a convenience, you will be automatically enrolled in the 401(k) Plan with a before-tax contribution of 5% of your eligible annual base pay with contributions usually starting sixty (60) days after your employment begins. If you do not wish to be automatically enrolled in the Company’s 401(k) Plan or if you wish to contribute a different percentage of eligible pay, you may opt-out or change your contribution election at any time.

Proprietary Information and Inventions Agreement. As an employee of the Company, you may create or have access to information, trade secrets and inventions relating to the business or interest of the Company or other parties with whom the Company has had relationships which is valuable to the Company or such other parties and which may lose value if disclosed. In order to protect such information, the Company will require that you execute its standard proprietary information, inventions, and non-solicitation agreement, a copy of which is provided herewith, as a condition of your employment.

Pre-Employment Conditions.
This offer of employment is contingent upon you satisfying the following conditions:
•Executing the Company’s standard proprietary information, inventions, and non-solicitation agreement, a copy of which is provided herewith, as a condition of your employment.

•On your first day of employment, and possibly from time to time thereafter, you must show proof of identity and a legal right to work in the United States, as required by federal immigration law. If you are unable to provide documentation of your authorization to work in the United States, the Company may terminate your employment.

•You must complete an application and receive a satisfactory background check.

•The Company believes that every employee should use good judgment and exercise uncompromising integrity when conducting Company business. By accepting this offer, you acknowledge and understand you must abide by the Company’s policies and procedures, including but not limited to those set forth in the handbook, the Code of Ethics, and certain other policies.

•If any of the above conditions are not satisfied, the Company may withdraw this offer of employment.

At-Will Employment. As an at-will employer, the Company cannot guarantee your employment for any specific duration. You are free to quit and the Company is entitled to terminate your employment at any time, with or without cause or prior warning.

Governing Law and Choice of Forum. Your employment will be governed by and interpreted under the laws of the State of California without regard to its conflict of law principles. The parties hereby agree that all demands, claims, actions, causes of action, suits, proceedings and litigation between or among the parties or arising out of the employment relationship shall be filed, tried and litigated exclusively in a state or federal court located in California. In connection with
2301 Vernon Ave. Vernon California 90058
Phone: 323-771-9819 Fax: 323-908-5451
www.ArcadiaInc.com

the foregoing, the parties hereto irrevocably consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses for lack of jurisdiction, non-convenience, or proper venue by such courts.

Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same.

Entire Agreement. By signing this letter, you agree that the terms in this letter (and the terms set forth in the standard proprietary information, inventions and non-solicitation agreement) constitute the entire agreement between the parties and supersede all other agreements or understandings.

Jamie, we are excited to offer you this opportunity to join the Company and we look forward to your contributions to the organization. To confirm that you agree to the terms stated in this letter, please sign and date an enclosed copy of the letter and return a scanned copy of the letter to me at [email address].

Sincerely,

/s/ Kevin T. Longe
Name: Kevin T. Longe
Title: CEO and President of DMC Global Inc.,
the parent company of Arcadia Products, LLC

ACKNOWLEDGEMENT:
I accept this offer letter on the terms enclosed.

By: /s/ Jamie Chilcoff     Date: 11/20/2022
Name: Jamie Chilcoff

2301 Vernon Ave. Vernon California 90058
Phone: 323-771-9819 Fax: 323-908-5451
www.ArcadiaInc.com

Attachment 1

“Change in Control Event” means the occurrence of any of the following:

A. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) ) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, including any acquisition which, by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such Person to more than the applicable percentage set forth above, or (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; provided however the foregoing shall not include any issuance made in connection with the potential acquisition of the minority interest in Arcadia Products, LLC

B. Individuals who, as of the date hereof, constitute the board of directors of the Company (the “Incumbent Board”) cease for any reason within any period of 24 months to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors of the Company.

C. Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (1) more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) is represented by Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such Business Combination) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

D. Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
2301 Vernon Ave. Vernon California 90058
Phone: 323-771-9819 Fax: 323-908-5451
www.ArcadiaInc.com